Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2011 and 2010 (dollars in thousands except per share amounts):

	Three months ended June 30, 2011		Three months ended June 30, 2010
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$7,001	$7,001	$7,083	$7,083

Weighted average shares outstanding	58,629,265	58,629,265	58,574,230	58,574,230
Effect of dilutive securities	—	1,643	—	5,299
Adjusted weighted average shares outstanding	58,629,265	58,630,908	58,574,230	58,579,529

Earnings per share attributable to Brookline Bancorp, Inc.	$0.12	$0.12	$0.12	$0.12

	Six months ended June 30, 2011		Six months ended June 30, 2010
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$14,267	$14,267	$13,436	$13,436

Weighted average shares outstanding	58,620,467	58,620,467	58,564,652	58,564,652
Effect of dilutive securities	—	4,232	—	5,081
Adjusted weighted average shares outstanding	58,620,467	58,624,699	58,564,652	58,569,733

Earnings per share attributable to Brookline Bancorp, Inc.	$0.24	$0.24	$0.23	$0.23